As filed with the U.S. Securities and Exchange Commission on September 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Baosheng Media Group Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

East Floor 5, Building No. 8, Xishanhui

Shijingshan District, Beijing 100041

People’s Republic of China

+86-010-82088021

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

302-738-6680

(Name, address, and telephone number of agent for service)

With a Copy to:

Sanny Choi, Esq.
Zoe Qiu, Esq.
CFN Lawyers LLC
418 Broadway #4607
Albany, New York, NY 12207
(646) 386-8128

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 415(a)(6), the securities being registered hereunder include $99,827,633.62 of unsold securities which remain unsold as of the date hereof, or collectively, the Unsold Securities, previously registered by the registrant’s registration statement on Form F-3 (File No. 333-273720), which was originally filed with the SEC on August 4, 2023 and declared effective on September 26, 2023, or the Prior Registration Statement. The aggregate filing fee paid in connection with such Unsold Securities was $11,001.01. Pursuant to Rule 415(a)(6) under the Securities Act, (i) the registration fee applicable to the Unsold Securities is being carried forward to this registration statement and will continue to be applied to the Unsold Securities, and (ii) the offering of the Unsold Securities registered on the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement. If the registrant sells any of the Unsold Securities pursuant to the Prior Registration Statement after the date of the initial filing, and prior to the date of effectiveness, of this registration statement, the registrant will file a pre-effective amendment to this registration statement, which will reduce the number of Unsold Securities included on this registration statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2026

PRELIMINARY PROSPECTUS

Baosheng Media Group Holdings Limited

US$300,000,000

Ordinary Shares

Debt Securities

Warrants

Rights

Units

We may offer, from time to time, in one or more offerings, ordinary shares, par value US$0.0096 per share (the “Ordinary Shares”) of Baosheng Media Group Holdings Limited, debt securities, warrants, rights or units, which we collectively refer to as the “securities”. The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed $300,000,000.

We may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at, or prior to, the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer and sell the securities from time to time at fixed prices, at market prices, or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The offering price of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. See “Plan of Distribution” elsewhere in this prospectus for a more complete description of the ways in which the securities may be sold.

Our Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “BAOS.” On August 31, 2026, the closing price for our Ordinary Shares was $0.35 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the prospectus supplement. We may experience price volatility in our stock. See related risk factors in the “Risk Factors” section of this prospectus and as set forth in our annual report on Form 20-F for the fiscal year ended December 31, 2025 (the “2025 Annual Report”).

Unless otherwise specified in an applicable prospectus supplement, our debt securities, warrants, rights and units will not be listed on any securities or stock exchange or on any automated dealer quotation system.

Investors are cautioned that you are not buying shares of a China-based operating company but instead are buying shares of a Cayman Islands holding company with operations conducted by our subsidiaries based in China and that this structure involves unique risks to investors.

This is an offering of the ordinary shares of the Cayman Islands holding company. We conduct our business through the PRC subsidiaries. You will not and may never have direct ownership in the operating entity based in China. We do not use a Variable Interest Entity (“VIE”) structure.

Unless otherwise stated, as used in this prospectus, the terms (i) “we,” “us,” “our,” or the “Company” refer to Baosheng Media Group Holdings Limited, a Cayman Islands exempted company with limited liability, (ii) “our subsidiaries” or “the subsidiaries” refer to the Company’s direct and indirect subsidiaries, and (iii) “operating entities” refer to the Company’s subsidiaries with business activities, namely Beijing Baosheng Technology Company Limited (“Beijing Baosheng”), Horgos Baosheng Advertising Company Limited (“Horgos Baosheng”), Baosheng Technology (Horgos) Company Limited (“Baosheng Technology”), Beijing Zhiding Baosheng Network Technology Co., Ltd. (“Beijing Zhiding”), Yuansheng Meiyan Healthcare Service (Hainan) Co., Ltd. (“Yuansheng Meiyan”), Beijing Baosheng Network Technology Co., Ltd. (“Baosheng Network”) and Beijing Xunhuo E-commerce Co., Ltd. (“Beijing Xunhuo”); all are limited liability companies established in the People’s Republic of China (the “PRC” or “China”) and our indirect wholly owned subsidiaries.

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no operations of our own, we conduct our operations through the operating entities in China, and this structure involves unique risks to investors. We have not adopted a variable interest entity (the “VIE”) structure. Investors in our securities are not purchasing equity interests in our subsidiaries but instead are purchasing equity interests in the Cayman Islands holding company. Therefore, investors will not directly hold any equity interests in our operating companies. The Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our securities, including that it could cause the value of such securities to significantly decline or become worthless. For risks facing our Company and this offering as a result of our organizational structure, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our 2025 Annual Report.

Investing in our Ordinary Shares involves a high degree of risk. Before buying any Ordinary Shares, you should carefully read the discussion of material risks of investing in our Ordinary Shares in “Risk Factors” section of this prospectus and as set forth in our 2025 Annual Report, in other reports incorporated herein by reference, and in the applicable prospectus supplement before you make your investment decision.

We are subject to certain legal and operational risks associated with being based in China, which could cause the value of our securities to become worthless. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the PRC subsidiaries, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, neither we nor our subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, ANLI Partners Law Offices, LLP (Tianjin), and following our internal compliance review, we have determined that, as of the date of this statement, we are not subject to any mandatory filing or application requirement for a cybersecurity review under the Measures for Cybersecurity Review (effective February 15, 2022). Our determination is based on the following considerations:

1. Overseas Listing Review. Article 7 of the Measures for Cybersecurity Review provides that a network platform operator that processes the personal information of more than one million users must apply for a cybersecurity review before conducting an overseas listing. We currently do not process the personal information of more than one million users and do not anticipate reaching this threshold in the foreseeable future. Accordingly, we do not currently fall within the scope of the mandatory cybersecurity review requirement under Article 7.

2. National Security Considerations. Article 2 of the Measures for Cybersecurity Review provides that network platform operators that conduct data processing activities that affect or may affect national security are subject to cybersecurity review in accordance with the Measures. Based on our current assessment of our data processing activities, we do not believe that we currently process data or engage in data processing activities that would cause us to fall within this provision or otherwise give rise to a cybersecurity review on national security grounds.

3. Cross-Border Data Transfers. We currently do not provide personal information or important data to entities or recipients outside China. If we engage in cross-border data transfers in the future, we will assess the applicable regulatory requirements based on the volume and nature of the data being transferred. In particular, under the Security Assessment of Outbound Data Transfer (Third Edition), a non-critical information infrastructure operator that transfers data overseas may be required to apply for a data export security assessment if, during the period beginning January 1 of the relevant year, it has cumulatively transferred the personal information of more than one million individuals (excluding sensitive personal information) or more than 10,000 individuals’ sensitive personal information, as applicable. We currently do not process personal information or sensitive personal information in amounts exceeding these thresholds, nor do we anticipate reaching such thresholds in the foreseeable future. In addition, pursuant to Article 7 of the Measures for the Certification of the Outbound Transfer of Personal Information and Article 35 of the Regulation on Network Data Security Management, where applicable, compliance with the relevant requirements may be satisfied through personal information protection certification or standard contractual arrangements, rather than necessarily requiring a data export security assessment in all circumstances.

4. Compliance with the Regulation on Network Data Security Management. The Regulations on Network Data Security Management became effective on January 1, 2025, replacing the prior draft regulations issued for public consultation. We have conducted a comprehensive assessment of our compliance with the Regulations on Network Data Security Management and based on our current business activities and data processing practices, have determined that we do not currently fall within the scope of any mandatory requirements thereunder that would require a filing, application, assessment, or other regulatory action.

According to the legal opinion provided by our Chinese legal counsel, ANLI Partners Law Offices, LLP (Tianjin), China has established a comprehensive regulatory framework governing cybersecurity, data security, personal information protection, and cross-border data transfers. This framework includes, among other laws and regulations, the Cybersecurity Law, Data Security Law, Personal Information Protection Law, Regulation on Protecting the Security of Critical Information Infrastructure,Regulation on Network Data Security Management, Measures for the Security Assessment of Outbound Data Transfer, Measures for the Standard Contract for the Outbound Transfer of Personal Information,Measures for the Certification of the Outbound Transfer of Personal Information,Provisions on Promoting and Regulating Cross-border Data Flow, Security Assessment of Outbound Data Transfer (Third Edition), etc. The regulatory environment in China has become increasingly stringent, with heightened regulatory scrutiny and enforcement and potentially significant legal liabilities for non-compliance. Accordingly, we will continue to monitor key compliance indicators, including the number of users whose personal information we process, the nature and volume of data we process, and any requirements relating to cross-border data transfers. We understand that, if our data processing activities in the future involve important data or personal information in amounts or circumstances that meet applicable statutory or regulatory thresholds, or otherwise fall within the scope of any mandatory cybersecurity, data export, or other regulatory review, we will take such actions as may be necessary to satisfy the applicable filing, application, assessment, certification, contractual, or other compliance requirements. We will continue to monitor developments in applicable PRC laws and regulations and take appropriate measures to ensure that our business operations and any securities offering or listing process comply with applicable requirements, we are not subject to cybersecurity review with the Cyberspace Administration of China, or the CAC, under the Measures for Cybersecurity Censorship which became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Measures for Cybersecurity Censorship; we are also not subject to network data security review by the CAC under the Regulation on Network Data Security Management, which became effective on January 1, 2025, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Regulation on Network Data Security Management. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Recent greater oversight by the Cyberspace Administration of China, or the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.”

Furthermore, on February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which took effect on March 31, 2023. Pursuant to the Trial Measures, if a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, or the CSRC Notice, which, among others, clarifies that PRC domestic companies that have already been listed overseas before the effective date of the Trial Measures, which is March 31, 2023, shall be deemed as Existing Issuers, and Existing Issuers are not required to complete the filing procedures with the CSRC immediately, and they shall be required to file with the CSRC for any subsequent offerings. Based on the foregoing, we are an Existing Issuer, and is required to file with the CSRC for any subsequent offerings within three (3) working days after the completion of each offering. Therefore, we are required to go through filing procedures through our major operating entity incorporated in the PRC with the CSRC within three (3) working days after the completion of an offering pursuant to any accompanying prospectus supplement, and prepare a summary report to the CSRC after the completion of all offerings under this prospectus. We intend to comply with the Trial Measures for subsequent offerings under this registration statement on Form F-3. Other than the CSRC filing procedures we are required to make within three working days after the completion of an offering made pursuant to this prospectus or any accompanying prospectus supplement, we and our PRC subsidiaries,based upon the legal opinion provided by our PRC legal counsel, ANLI Partners Law Offices, LLP (Tianjin), and in light of applicable PRC policies and regulatory provisions, it is concluded that, (1) are not required to obtain permissions from the CSRC, and (2) have not been required to obtain or denied such and other permissions by the CSRC, CAC, or any PRC government authority, under current PRC laws, regulations and rules in connection with a potential offering made pursuant to this prospectus or any accompanying prospectus supplement as of the date of this prospectus. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China”

Since 2021, the Chinese government has strengthened its anti-monopoly supervision, mainly in three aspects: (i) establishing the National Anti-Monopoly Bureau; (ii) revising and promulgating anti-monopoly laws and regulations, including: the Anti-Monopoly Law of the PRC (amended on June 24, 2022 and effective on August 1, 2022), the anti-monopoly guidelines for various industries, and the Detailed Rules for the Implementation of the Fair Competition Review System; and (iii) expanding the anti-monopoly law enforcement targeting Internet companies and large enterprises. As of the date of this prospectus, the Chinese government’s recent statements and regulatory actions related to anti-monopoly concerns have not impacted our or our subsidiaries’ ability to conduct business, our ability to accept foreign investments or issue our securities to foreign investors because neither we nor our subsidiaries engage in monopolistic behaviors that are subject to these statements or regulatory actions.

As of the date of this prospectus, we and our subsidiaries have received from PRC authorities all requisite licenses, permissions, and approvals needed to engage in the businesses currently conducted in the PRC, and no permission or approval has been denied. However, we cannot assure you that we will be able to receive clearance of any compliance requirements imposed on us in a timely manner, or at all. Any failure to fully comply with such compliance requirements may cause our PRC subsidiaries to be unable to conduct their businesses or operations in the PRC, subject them to fines, business suspension, or other sanctions. See “Prospectus Summary — Permissions Required from PRC Authorities” of this prospectus.

In addition, our Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for two consecutive years. Our auditor, GGF CPA LTD, headquartered in Guangzhou, China, has been inspected by the PCAOB on a regular basis and it is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist or prohibit the trading of our Ordinary Shares. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the U.S. Securities and Exchange Commission (the “SEC”) to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. If trading in the Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares and trading in our Ordinary Shares could be prohibited. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China—Our Ordinary Shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting and the cessation of trading of our Ordinary Shares, or the treat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, any inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.”

Currently, we do not have a cash management policy in place that dictates how funds are transferred between us and our subsidiaries, or investors. We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the furnishing of funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. There have not been any such dividends or other distributions from our PRC subsidiaries to our subsidiaries located outside of China, as of the date of this prospectus. In addition, as of the date of this prospectus, none of our subsidiaries have ever issued any dividends or distributions to us or their respective shareholders outside of China, and neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors. Other than the following transactions, no cash transfers have occurred among us and our subsidiaries: (i) our Hong Kong subsidiary, Baosheng Media Group (Hong Kong) Holdings Limited, or Baosheng Hong Kong, received cash of $38.3 million from us, which represented proceeds raised in the initial public offering of our Ordinary Shares in February 2021, and the private placement of our Ordinary Shares and warrants in March 2021, (ii) on March 16, 2021, Baosheng Hong Kong transferred cash of $6 million, in the form of shareholder loans, to its wholly owned subsidiary, Beijing Baosheng, (iii) in April 2021 and August 2021, Baosheng Hong Kong transferred cash in the aggregate of $30.79 million, in the form of capital contributions, to its wholly owned subsidiary, Beijing Baosheng Network Technology Co., Ltd., or Baosheng Network, and (iv) in 2023, Baosheng Hong Kong transferred cash in the aggregate of $350,000 to the Company. In the future, cash proceeds raised from overseas financing activities may be transferred by us to our PRC subsidiaries by means of capital contributions or shareholder loans, as the case may be. Notwithstanding the recent judgment against Beijing Baosheng, described more particularly under “Item 4. Information on the Company — B. Business Overview — Legal Proceedings” in our 2025 Annual Report for more information, we do not expect that the court’s ruling will impact the cash transferring through the organization. See “Item 18. Financial Statements” starting on page F-1 in our 2025 Annual Report.

According to the Foreign Investment Law of the People’s Republic of China and its implementing rules, which jointly established the legal framework for the administration of foreign-invested companies, a foreign investor may, in accordance with other applicable laws, freely transfer into or out of China its contributions, profits, capital earnings, income from asset disposal, intellectual property rights, royalties acquired, compensation or indemnity legally obtained, and income from liquidation, made or derived within the territory of China in RMB or any foreign currency, and any entity or individual shall not illegally restrict such transfer in terms of the currency, amount and frequency. According to the Company Law of the People’s Republic of China and other Chinese laws and regulations, our PRC subsidiaries may pay dividends only out of their respective accumulated profits as determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Where the statutory reserve fund is insufficient to cover any loss the PRC subsidiary incurred in the previous financial year, its current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Such statutory reserve funds and the accumulated after-tax profits that are used for covering the loss cannot be distributed to us as dividends. At their discretion, our PRC subsidiaries may allocate a portion of their after-tax profits based on Chinese accounting standards to a discretionary reserve fund. See “Item 3. Key Information — D. Risk Factors —Risks Related to Doing Business in China—We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business” on page 30 of our 2025 Annual Report.

Renminbi is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC operating subsidiaries to use their potential future Renminbi revenues to pay dividends to us. The Chinese government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and foreign currency debt, including loans we may secure for our onshore subsidiaries. Currently, our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant Chinese governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. The Chinese government may continue to strengthen its capital controls, and additional restrictions and substantial vetting processes may be instituted by SAFE for cross-border transactions falling under both the current account and the capital account. Any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to pay dividends in foreign currencies to holders of our securities. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business” for a detailed discussion of the Chinese legal restrictions on the payment of dividends and our ability to transfer cash within our group. In addition, holders of our Ordinary Shares may potentially be subject to Chinese taxes on dividends paid by us in the event we are deemed a Chinese resident enterprise for Chinese tax purposes. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our Ordinary Shares.” in our 2025 Annual Report. To the extent cash in the business is in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash. For detailed discussions, see “Prospectus Summary—Dividends and Other Distributions” on page 16 of this prospectus and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China —— To the extent cash in the business is in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash” in our 2025 Annual Report.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, or the “JOBS Act,” and, as such, we have elected to comply with certain reduced public company reporting requirements.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update, or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement, and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. The Company may not use this prospectus to offer or sell any securities unless accompanied by the applicable prospectus supplement.

We may, from time to time, offer and sell these securities through public or private transactions, directly or through one or more underwriters, dealers, brokers and agents, on or off the Nasdaq Capital Market, or Nasdaq, at prevailing market prices or at privately negotiated prices. If any underwriters, dealers, brokers or agents are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the name of the underwriter, dealer, broker or agent and any applicable commissions or discounts. The offering price of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. See “Plan of Distribution” elsewhere in this prospectus for a more complete description of the ways in which the securities may be sold.

Investing in our securities involves a high degree of risk, including, but not limited to, various legal and operational risks as a result of having the majority of our operations in China. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 27 of this prospectus and risk factors set forth in our 2025 Annual Report, in other reports incorporated herein by reference, and in an applicable prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2026.

You should rely only on the information contained or incorporated by reference into this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference into this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not making an offer to sell the securities or soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may, at any time and from time to time, offer and sell up to an aggregate of US$300,000,000 of the securities as described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities offered. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. If there is any inconsistency between the information in this prospectus and any related prospectus supplement, you should rely on the information in the applicable prospectus supplement. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or the prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

•	“An Rui Tai BVI” are to AnRuiTai Investment Limited, a BVI (as defined below) business company incorporated in the BVI with limited liability in November 2018, owned as to 90% by Ms. Wenxiu Zhong and 10% by Mr. Sheng Gong;

•	“Baosheng BVI” are to Baosheng Media Group Limited, a BVI business company incorporated with limited liability under the laws of the BVI and a direct wholly-owned subsidiary of Baosheng Group;

•	“Baosheng Group” are to Baosheng Media Group Holdings Limited (宝盛传媒集团控股有限公司), an exempted company with limited liability incorporated under the laws of the Cayman Islands;

•	“Baosheng Hong Kong” are to Baosheng BVI’s wholly owned subsidiary, Baosheng Media Group (Hong Kong) Holdings Limited, a Hong Kong company with limited liability;

•	“Baosheng Network” are to Beijing Baosheng Network Technology Co., Ltd., a limited liability company established in the PRC and a direct wholly-owned subsidiary of Baosheng Hong Kong;

•	“Baosheng Technology” are to Baosheng Technology (Horgos) Company Limited, a limited liability company established in the PRC and a direct wholly-owned subsidiary of Beijing Baosheng (as defined below);

•	“Beijing Baosheng” are to Beijing Baosheng Technology Company Limited, a limited liability company established in the PRC and a direct wholly-owned subsidiary of Baosheng Hong Kong;

•	“Beijing Xunhuo” are to Beijing Xunhuo E-commerce Co., Ltd., a limited liability company established in the PRC and a direct wholly-owned subsidiary of Baosheng Network;

•	“Beijing Zhiding” are to Beijing Zhiding Baosheng Network Technology Co. Ltd., a limited liability company established in the PRC and a direct wholly-owned subsidiary of Baosheng Hong Kong;

•	“BVI” are to the British Virgin Islands;

•	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan for the purposes of this annual report only;

•	“CYY Holdings” are to CYY Holdings Limited, a business company formed in the BVI with limited liability in November 2013 and is wholly owned by Mr. Yick Yan Chan;

•	“Horgos Baosheng” are to Horgos Baosheng Advertising Company Limited, a limited liability company established in the PRC and a direct wholly-owned subsidiary of Beijing Baosheng;

•	“our subsidiaries” or “the subsidiaries” are to the Company’s direct and indirect subsidiaries;

•	“operating entities” are to the Company’s subsidiaries with business activities, namely Beijing Baosheng, Horgos Baosheng, Baosheng Technology, Beijing Zhiding, Yuansheng Meiyan, Baosheng Network and Beijing Xunhuo;

•	“PBCY Investment” are to PBCY Investment Limited, a business company incorporated in the BVI with limited liability in November 2018, and is owned as to 86.35% by Pubang Landscape (as defined below) through Pubang Hong Kong (as defined below) and 13.65% by Mr. Yick Yan Chan through CYY Holdings;

•	“Pubang Hong Kong” represents Pubang Landscape Architecture (HK) Co., Ltd., a company formed in Hong Kong with limited liability in September 2013 and is a direct wholly owned subsidiary of Pubang Landscape.

•	“Pubang Landscape” represents Pubang Landscape Architecture Co., Ltd., a joint stock company established in the PRC with limited liability on July 19, 1995, whose shares are listed on the Shenzhen Stock Exchange (stock code: 002663.SZ), and is a financial investor of our Company and one of our pre-IPO investors.

•	“shares,” “Shares,” or “Ordinary Shares” are to the ordinary shares of the Company, par value US$0.0096 per share;

•	“we,” “us,” or the “Company” are to one or more of Baosheng Group, and its subsidiaries, as the case may be.

There are certain technical terms used in this prospectus, references to:

•	“ad inventory” are to the space available to advertisers on digital platforms in the online marketing industry;

•	“ad” are to an advertisement;

•	“audiences” are to the recipients of information (including advertisements);

•	“authorized agency status” are to the qualification to serve as a designated agency for the media in identifying and procuring advertisers to purchase ad inventory from the media, facilitating the transaction process, and assisting ad deployment. See “Item 4. Information on the Company — B. Business Overview” in this annual report for more information on our authorized agency status with media.

•	“feed” are to an internet service in which updates from electronic information sources are presented in a continuous stream;

•	“in-feed ad” are to a form of ads that are typically placed in article and content feeds and mimic the surrounding site design and aesthetics so that the articles or content feeds are mixed with the in-feed ads providing the audience an uninterrupted content flow;

•	“mobile app ad” are to a form of ads which are served on apps in various formats such as display ads and video ads, and for the purpose of this annual report excluding in-feed ads;

•	“mobile app” are to a computer program or software application designed to run on a mobile device such as phone, tablet, or watch;

•	“social media marketing” are to the use of social media platforms and websites to promote a product or service;

•	“ad currency unit” are to a kind of virtual currency that needs to be purchased from relevant media for use in acquiring their ad inventory;

•	“CPA” are to cost per acquisition, an online advertising pricing model where the advertiser pays for a specified acquisition;

•	“CPC” are to cost per click, an online advertising pricing model where an advertiser pays a media (typically a search engine, website owner, or a network of websites) when the ad is clicked;

•	“CPM” are to cost per mille, an online advertising pricing model where an advertiser pays for one thousand views or clicks of an advertisement;

•	“CPT” are to cost per time, an online advertising pricing model where an advertiser pays for an advertisement to be placed for a set amount of time;

•	“DMP” are to data management platform, a technology platform used for collecting and managing data, mainly for digital marketing purposes;

•	“DSP” are to demand-side platform, a system that allows buyers of digital advertising inventory to manage multiple ad exchange and data exchange accounts through one interface;

•	“gross billing” are to the actual dollar amount of advertising spend of advertisers, net of any rebates and discounts given to those advertisers;

•	“gross media costs” are to the costs paid to media for acquisition of ad inventory without being offset by rebates received from media;

•	“media costs” are to the costs for acquisition of ad inventory or other advertising services from media and other advertising service providers as offset by rebates we receive from the relevant media and advertising service providers (if any);

•	“performance-based advertising” are to a form of advertising in which the purchaser pays only when there are measurable results (e.g., number of purchases, downloads, and registrations);

•	“SEM” are to search engine marketing, a form of online marketing that involves the promotion of websites by increasing their visibility in search engine results pages and search-related products and services; and

•	“SSP” are to supply-side platform, a technology platform to enable media owners to manage their ad inventory, fill it with ads, and receive income.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Prospectus Summary

We are an online marketing solution provider based in China. We are dedicated to helping our advertiser clients manage their online marketing activities with a view to achieving their business goals. We advise advertisers on online marketing strategies, offer value-added advertising optimization services and facilitate the deployment of online ads of various forms such as search ads, in-feed ads, mobile app ads and social media marketing ads. At the same time, as the authorized agency of some popular online media, such as Super Huichuan (超级汇川), we help online media procure advertisers to buy their ad inventory and facilitate ad deployment on their advertising channels.

Relying on our management’s extensive industry experience, deep industry insights and well-established network of media resources, we have grown rapidly from a start-up online marketing agency founded in 2014 to a multi-channel online marketing solution provider.

We help advertisers formulate their online advertising strategies, optimize their ads and run their ads on suitable online advertising channels with a view to achieving their business goals. We have built a broad and diverse advertiser base across various industries, including ecommerce and online service platforms, online education, online travel agencies, financial services, online gaming, car services and other advertising agencies. We believe our ability to attract and retain these advertisers reflects the high level of our services, which is essential to our business growth.

Our business value chain. As an online advertising service provider, we regard our business values as revolving around our ability to serve the needs of two major business stakeholders: (i) advertisers; and (ii) media (or their authorized agencies).

•	Value to advertisers: As an online marketing service provider, we connect advertisers and online media, helping advertisers to manage their online marketing activities in many ways, including, but not limited to, (i) advising on advertising strategies, budget and choice of advertising channels; (ii) procuring ad inventory; (iii) offering ad optimization services; and (iv) administrating and fine-tuning the ad placement process.

•	Value to media: As an authorized agency of media, we create value to media businesses in several ways, including, but not limited to, (i) identifying advertisers to buy their ad inventory, (ii) facilitating payment arrangements with advertisers, (iii) assisting advertisers in handling ad deployment logistics with media, and (iv) engaging in other marketing and promotion activities aimed at educating and inducing advertisers to use online advertising.

Our advertising services. We offer two types of advertising services, SEM services, and Non-SEM services. Our SEM services include the deployment of ranked search ads and other display search ads offered by search engine operators. Our Non-SEM services, on the other hand, include social media marketing, in-feed advertising, and mobile app advertising through deploying ads on media such as social media platforms, short-video platforms, news portals and mobile apps. The display forms of our Non-SEM ads include in-feed ads, banner ads, button ads, interstitial ads, and posts on selected social media accounts.

Set forth below is a summary of the relevant ad formats, the corresponding pricing models generally adopted by media and our revenue model:

Type	Description	Media’s principal pricing model	Our principal revenue model
SEM Services
Search ads	Search ads are normally located at the top, or on the side of the search results page, or the related products of the search engine operators.	Auction-based ads: mainly CPC Non-auction-based ads: mainly CPT	Rebates and incentives
Non-SEM services
In-feed ads	In-feed ads are advertisements that match the format, appearance and function of the platform upon which they appear, typically placed on short video sharing, social media and newsfeed platforms.	Mainly CPM, CPC	Rebates and incentives
Mobile app ads	Mobile app ads are displayed in apps with various formats such as banner ads, button ads, open screen ads, and interstitial ads.	Mainly CPT, CPA	Net fees; rebates and incentives
Social media ads	Social media ads take the form of contents appearing in the designated blogs or social media accounts with suitable target audience.	Mainly CPT	Net fees

Our gross billing decreased from $18.8 million in 2023 to $12.1 million in 2024, representing a decrease of 35.6%, and increased to $18.4 million in 2025. In the meantime, the media costs decreased from $17.8 million in 2023 to $11.5 million in 2024, and increased to $17.8 million in 2025, representing a decrease of 35.8% and an increase of 55.2%, respectively. Our revenue on a net basis (i.e. difference between gross billing and media costs) has decreased, in tandem our advertiser base and their advertising spend, from $0.9 million in 2023 to $0.6 million in 2024 and $0.6 million in 2025, representing a decrease of 32.3% and a decrease of 8.8%, respectively.

Our Corporate Structure

We are an offshore holding company incorporated in the Cayman Islands and we are not a Chinese operating company. As a holding company with no operations of our own, our operations are conducted in China through our wholly owned PRC subsidiaries, Beijing Baosheng and its subsidiaries, Baosheng Network and its subsidiary, and Beijing Zhiding, and this structure involves unique risks to investors. Holders of our Ordinary Shares will not directly hold any equity interests in the operating entities. The Chinese regulatory authorities could disallow our corporate structure, which could result in a material change in our operations and the value of our Ordinary Shares could decline or become worthless.

We have not adopted a VIE structure. The following diagram illustrates our current corporate structure, which includes our significant subsidiaries as of the date of this prospectus:

For details of each shareholder’s ownership, please refer to the beneficial ownership table in “Item 6. Directors, Senior Management and Employees—6.E. Share Ownership” in our 2025 Annual Report.

Permissions Required from PRC Authorities

We are subject to certain legal and operational risks associated with being based in China, which could cause the value of our securities to become worthless. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the PRC subsidiaries, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, neither we nor our subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, ANLI Partners Law Offices, LLP (Tianjin), and following our internal compliance review, we have determined that, as of the date of this statement, we are not subject to any mandatory filing or application requirement for a cybersecurity review under the Measures for Cybersecurity Review (effective February 15, 2022). Our determination is based on the following considerations:

1. Overseas Listing Review. Article 7 of the Measures for Cybersecurity Review provides that a network platform operator that processes the personal information of more than one million users must apply for a cybersecurity review before conducting an overseas listing. We currently do not process the personal information of more than one million users and do not anticipate reaching this threshold in the foreseeable future. Accordingly, we do not currently fall within the scope of the mandatory cybersecurity review requirement under Article 7.

2. National Security Considerations. Article 2 of the Measures for Cybersecurity Review provides that network platform operators that conduct data processing activities that affect or may affect national security are subject to cybersecurity review in accordance with the Measures. Based on our current assessment of our data processing activities, we do not believe that we currently process data or engage in data processing activities that would cause us to fall within this provision or otherwise give rise to a cybersecurity review on national security grounds.

3. Cross-Border Data Transfers. We currently do not provide personal information or important data to entities or recipients outside China. If we engage in cross-border data transfers in the future, we will assess the applicable regulatory requirements based on the volume and nature of the data being transferred. In particular, under the Security Assessment of Outbound Data Transfer (Third Edition), a non-critical information infrastructure operator that transfers data overseas may be required to apply for a data export security assessment if, during the period beginning January 1 of the relevant year, it has cumulatively transferred the personal information of more than one million individuals (excluding sensitive personal information) or more than 10,000 individuals’ sensitive personal information, as applicable. We currently do not process personal information or sensitive personal information in amounts exceeding these thresholds, nor do we anticipate reaching such thresholds in the foreseeable future. In addition, pursuant to Article 7 of the Measures for the Certification of the Outbound Transfer of Personal Information and Article 35 of the Regulation on Network Data Security Management, where applicable, compliance with the relevant requirements may be satisfied through personal information protection certification or standard contractual arrangements, rather than necessarily requiring a data export security assessment in all circumstances.

4. Compliance with the Regulation on Network Data Security Management. The Regulations on Network Data Security Management became effective on January 1, 2025, replacing the prior draft regulations issued for public consultation. We have conducted a comprehensive assessment of our compliance with the Regulations on Network Data Security Management and based on our current business activities and data processing practices, have determined that we do not currently fall within the scope of any mandatory requirements thereunder that would require a filing, application, assessment, or other regulatory action.

According to the legal opinion provided by our Chinese legal counsel, ANLI Partners Law Offices, LLP (Tianjin), China has established a comprehensive regulatory framework governing cybersecurity, data security, personal information protection, and cross-border data transfers. This framework includes, among other laws and regulations, the Cybersecurity Law, Data Security Law, Personal Information Protection Law, Regulation on Protecting the Security of Critical Information Infrastructure,Regulation on Network Data Security Management, Measures for the Security Assessment of Outbound Data Transfer, Measures for the Standard Contract for the Outbound Transfer of Personal Information,Measures for the Certification of the Outbound Transfer of Personal Information,Provisions on Promoting and Regulating Cross-border Data Flow, Security Assessment of Outbound Data Transfer (Third Edition), etc. The regulatory environment in China has become increasingly stringent, with heightened regulatory scrutiny and enforcement and potentially significant legal liabilities for non-compliance. Accordingly, we will continue to monitor key compliance indicators, including the number of users whose personal information we process, the nature and volume of data we process, and any requirements relating to cross-border data transfers. We understand that, if our data processing activities in the future involve important data or personal information in amounts or circumstances that meet applicable statutory or regulatory thresholds, or otherwise fall within the scope of any mandatory cybersecurity, data export, or other regulatory review, we will take such actions as may be necessary to satisfy the applicable filing, application, assessment, certification, contractual, or other compliance requirements. We will continue to monitor developments in applicable PRC laws and regulations and take appropriate measures to ensure that our business operations and any securities offering or listing process comply with applicable requirements Based upon the legal opinion provided by our PRC counsel, ANLI Partners Law Offices, LLP (Tianjin), and in light of applicable PRC policies and regulatory provisions, it is concluded that, we are not subject to cybersecurity review with the CAC, under the Measures for Cybersecurity Censorship which became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Measures for Cybersecurity Censorship; we are also not subject to network data security review by the CAC under the Regulation on Network Data Security Managemen,which became effective on January 1, 2025, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Regulation on Network Data Security Managemen. See “Item 3. Key Information—D. Risk Factor— Risks Related to Doing Business in China— Recent greater oversight by the Cyberspace Administration of China, or the CAC, over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.” in our 2025 Annual Report.

The PRC government also exerts more control over offerings conducted overseas and foreign investment in China-based issuers. Furthermore, on February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which took effect on March 31, 2023. Pursuant to the Trial Measures, if a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the CSRC Notice, which, among others, clarifies that PRC domestic companies that have already been listed overseas before the effective date of the Trial Measures, which is March 31, 2023, shall be deemed as Existing Issuers, and Existing Issuers are not required to complete the filing procedures with the CSRC immediately, and they shall be required to file with the CSRC for any subsequent offerings. Based on the foregoing, we are an Existing Issuer, and is required to file with the CSRC for any subsequent offerings within three (3) working days after the completion of each offering. Therefore, we are required to go through filing procedures through our major operating entity incorporated in the PRC with the CSRC within three (3) working days after the completion of an offering pursuant to any accompanying prospectus supplement, and prepare a summary report to the CSRC after the completion of all offerings under this prospectus. We intend to comply with the Trial Measures for subsequent offerings under this registration statement on Form F-3. Other than the CSRC filing procedures we are required to make within three working days after the completion of an offering made pursuant to this prospectus or any accompanying prospectus supplement, we and our PRC subsidiaries, based upon the legal opinion provided by our PRC legal counsel, ANLI Partners Law Offices, LLP (Tianjin), and in light of applicable PRC policies and regulatory provisions, it is concluded that,(1) are not required to obtain permissions from the CSRC, and (2) have not been required to obtain or denied such and other permissions by the CSRC, CAC, or any PRC government authority, under current PRC laws, regulations and rules in connection with a potential offering made pursuant to this prospectus or any accompanying prospectus supplement as of the date of this prospectus. Based upon the legal opinion provided by our PRC legal counsel, ANLI Partners Law Offices, LLP (Tianjin), and in light of applicable PRC policies and regulatory provisions, it is concluded that, are not required to obtain permissions from the CSRC, and (2) have not been required to obtain or denied such and other permissions by the CSRC, CAC, or any PRC government authority, under current PRC laws, regulations and rules in connection with a potential offering made pursuant to this prospectus or any accompanying prospectus supplement as of the date of this prospectus. See “Item 3. Key Information — D. Risk Factor — Risk Factors—Risks Related to Doing Business in China”

Since 2021, the Chinese government has strengthened its anti-monopoly supervision, mainly in three aspects: (i) establishing the National Anti-Monopoly Bureau; (ii) revising and promulgating anti-monopoly laws and regulations, including: the Anti-Monopoly Law of the PRC (amended on June 24, 2022 and effective on August 1, 2008), the anti-monopoly guidelines for various industries, and the Detailed Rules for the Implementation of the Fair Competition Review System; and (iii) expanding the anti-monopoly law enforcement targeting Internet companies and large enterprises. As of the date of this prospectus, the Chinese government’s recent statements and regulatory actions related to anti-monopoly concerns have not impacted our or our subsidiaries’ ability to conduct business, our ability to accept foreign investments or issue our securities to foreign investors because neither we nor our subsidiaries engage in monopolistic behaviors that are subject to these statements or regulatory actions.

As of the date of this prospectus, we and our subsidiaries have received from the PRC authorities all requisite licenses, permissions, and approvals needed to engage in the businesses currently conducted in the PRC, which solely include the business licenses that authorize the scope of business operations, and no permission or approval has been denied. As of the date of this prospectus, each of our PRC subsidiaries has obtained its business license to engage in the respective business currently being conducted by it in the PRC. For us to offer the securities being registered hereunder to foreign investors, we are required to submit filings with the CSRC within three (3) working days after completion of an offering by the Company. For details regarding this approval requirement, see the above discussion under —Permissions Required from PRC Authorities.” However, we are not required to obtain any permissions or approvals to operate our business or to offer securities being registered hereunder to foreign investors, and no permission or approval has been denied. However, we cannot assure you that we will be able to receive clearance of any compliance requirements imposed on us in a timely manner, or at all. Any failure to fully comply with such compliance requirements may cause our PRC subsidiaries to be unable to conduct their businesses or operations in the PRC, subject them to fines, business suspension, or other sanctions.  If we and/or our subsidiaries do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we and/or our subsidiaries are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, ordered to suspend our relevant business and rectify, and/or prohibited from engaging in the relevant business, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors—Risks Related to Doing Business in China” of this prospectus.

In addition, our Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter under the HFCA Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. Our auditor, GGF CPA LTD, headquartered in Guangzhou, China, has been inspected by the PCAOB on a regular basis and it is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist or prohibit the trading of our Ordinary Shares. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. If trading in the Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares and trading in our Ordinary Shares could be prohibited. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China—Our Ordinary Shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting and the cessation of trading of our Ordinary Shares, or the treat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, any inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.”

Dividends and other Distributions

Currently, we do not have a cash management policy in place that dictates how funds are transferred between us and our subsidiaries, or investors. We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the furnishing of funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. There have not been any such dividends or other distributions from our PRC subsidiaries to our subsidiaries located outside of China, as of the date of this prospectus. In addition, as of the date of this prospectus, none of our subsidiaries have ever issued any dividends or distributions to us or their respective shareholders outside of China, and neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors. Other than the following transactions, no cash transfers have occurred among us and our subsidiaries: (i) our Hong Kong subsidiary, Baosheng Hong Kong, received cash of $38.3 million from us, which represented proceeds raised in the initial public offering of our Ordinary Shares in February 2021, and the private placement of our Ordinary Shares and warrants in March 2021, (ii) on March 16, 2021, Baosheng Hong Kong transferred cash of $6 million, in the form of shareholder loans, to its wholly owned subsidiary, Beijing Baosheng, (iii) in April 2021 and August 2021, Baosheng Hong Kong transferred cash in the aggregate of $30.79 million, in the form of capital contributions, to its wholly owned subsidiary, Baosheng Network and (iv) in 2023, Baosheng Hong Kong transferred cash in the aggregate of $350,000 to the Company. In the future, cash proceeds raised from overseas financing activities may be transferred by us to our PRC subsidiaries by means of capital contributions or shareholder loans, as the case may be. Notwithstanding the recent judgment against Beijing Baosheng, described more particularly under “Item 4. Information on the Company—B. Business Overview—Legal Proceedings” in 2025 Annual Report, we do not expect that the court’s ruling will impact the cash transferring through the organization. See “Item 18. Financial Statements” starting on page F-1 in our 2025 Annual Report.

According to the Foreign Investment Law of the People’s Republic of China and its implementing rules, which jointly established the legal framework for the administration of foreign-invested companies, a foreign investor may, in accordance with other applicable laws, freely transfer into or out of China its contributions, profits, capital earnings, income from asset disposal, intellectual property rights, royalties acquired, compensation or indemnity legally obtained, and income from liquidation, made or derived within the territory of China in RMB or any foreign currency, and any entity or individual shall not illegally restrict such transfer in terms of the currency, amount and frequency. According to the Company Law of the People’s Republic of China and other Chinese laws and regulations, our PRC subsidiaries may pay dividends only out of their respective accumulated profits as determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Where the statutory reserve fund is insufficient to cover any loss the PRC subsidiary incurred in the previous financial year, its current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Such statutory reserve funds and the accumulated after-tax profits that are used for covering the loss cannot be distributed to us as dividends. At their discretion, our PRC subsidiaries may allocate a portion of their after-tax profits based on Chinese accounting standards to a discretionary reserve fund. See “Item 3. Key Information – D. Risk Factors — Risks Related to Doing Business in China — We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business.” on page 33 of our 2025 Annual Report.

Renminbi is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC operating subsidiaries to use their potential future Renminbi revenues to pay dividends to us. The Chinese government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and foreign currency debt, including loans we may secure for our onshore subsidiaries. Currently, our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant Chinese governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. The Chinese government may continue to strengthen its capital controls, and additional restrictions and substantial vetting processes may be instituted by SAFE for cross-border transactions falling under both the current account and the capital account. Any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to pay dividends in foreign currencies to holders of our securities. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. See “Item 3. Key Information – D.Risk Factors—Risks Related to Doing Business in China—We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business” on page 30 of our 2025 Annual Report for a detailed discussion of the Chinese legal restrictions on the payment of dividends and our ability to transfer cash within our group. In addition, holders of our Ordinary Shares may potentially be subject to Chinese taxes on dividends paid by us in the event we are deemed a Chinese resident enterprise for Chinese tax purposes. See “Item 3. Key Information – D. Risk Factors — Risks Related to Doing Business in China — You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our Ordinary Shares” on page 35 of our 2025 Annual Report. To the extent cash in the business is in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash. See “Item 3. Key Information – D. Risk Factors — Risks Related to Doing Business in China — To the extent cash in the business is in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash.” on page 32 of our 2025 Annual Report.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information — D. Risk Factors” in our 2025 Annual Report.

Risks Related to our Business and Industry

Risks and uncertainties related to business and industry include, but are not limited to, the following:

•	We are involved in legal proceedings and related disputes, and an adverse outcome—or the costs, diversion of management time, and reputational impact of defending these matters—could materially adversely affect us. See page 8 of our 2025 Annual Report;

•	Legal expenses incurred in litigation increase our operational costs and adversely affect our cash flow. See page 9 of our 2025 Annual Report;

•	Cutbacks on advertising budgets by advertisers, changes in rebate and incentive policies by the media, failure to maintain and grow our advertiser base and secure emerging media resources could all materially and adversely affect our business and financial condition. See page 9 of our 2025 Annual Report;

•	If we fail to maintain our relationships with our business stakeholders, mainly advertisers and media, our business, results of operations, financial condition and business prospects could be materially and adversely affected. See page 10 of our 2025 Annual Report;

•	Failure to appropriately evaluate the credit profile of our advertisers or effectively manage our credit risk associated with credit terms granted to our advertisers and/or delay in settlement of accounts receivable from our advertisers could materially and adversely impact our operating cash flow and may result in significant provisions and impairments on our accounts receivable which in turn would have a material adverse impact on our business operations, results of operation, financial condition and our business pursuits and prospects. See page 11 of our 2025 Annual Report;

•	If our advertisers delay in settlement of our accounts receivable or if we are unable to issue invoices to our advertisers on a timely basis, our business, financial condition and results of operations may be materially and adversely affected. See page 12 of our 2025 Annual Report;

•	As we continue to strive for business growth, we may continue to experience net cash outflow from operating activities, and we cannot assure you that we can maintain sufficient net cash inflows from operating activities. See page 12 of our 2025 Annual Report;

•	Our limited operating history in a rapidly evolving industry makes it difficult to accurately forecast our future operating results and evaluate our business prospects. See page 13 of our 2025 Annual Report;

•	Certain customers contributed to a significant percentage of our total revenue during the fiscal years 2025, 2024 and 2023, and losing one or more of them could result in a material adverse impact on our financial performance and business prospects. See page 13 of our 2025 Annual Report;

•	We are in the highly competitive online advertising service industry and we may not be able to compete successfully against existing or new competitors, which could reduce our market share and adversely affect our competitive position and financial performance. See page 14 of our 2025 Annual Report;

•	If we fail to improve our services to keep up with the rapidly changing demands, preferences, advertising trends or technologies in the online advertising industry, our revenues and growth could be adversely affected. See page 15 of our 2025 Annual Report;

•	Limitations on the availability of data and our ability to analyze such data could significantly restrict our optimization capability and cause us to lose advertisers, which may harm our business and results of operations. See page 15 of our 2025 Annual Report;

•	The regulatory environment of the online advertising industry is rapidly evolving. If we fail to obtain and maintain the requisite licenses and approvals as applicable to our businesses in China from time to time, our business, financial condition and results of operations may be materially and adversely affected. See page 15 of our 2025 Annual Report; and

•	We may be adversely affected by the complexity, uncertainties and changes in the regulation of internet-related businesses and companies in China. See page 16 of our 2025 Annual Report.

•	Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensations to third parties, penalties and disruption of our business, which may adversely affect our results of operations and financial performance. See page 16 of our 2025 Annual Report.

•	Regulation and censorship of information disseminated through the Internet in China may adversely affect our business in China, and we may be liable for content disseminated by us through the Internet. See page 17 of our 2025 Annual Report.

•	We are subject to, and may expend significant resources in defending against, government actions and civil claims in connection with false, fraudulent, misleading or otherwise illegal marketing content for which we provide agency services. See page 17 of our 2025 Annual Report.

•	If we or our media clients sustain cyber-attacks or other privacy or data security incidents that result in security breaches, we could be subject to increased costs, liabilities, reputational harm or other negative consequences. See page 18 of our 2025 Annual Report.

•	Any negative publicity about us, our services and our management may materially and adversely affect our reputation and business. See page 18 of our 2025 Annual Report.

•	If we fail to manage our growth or execute our strategies and future plans effectively, we may not be able to take advantage of market opportunities or meet the demands of our advertisers. See page 19 of our 2025 Annual Report.

•	We may not be able to obtain the additional capital we need in a timely manner or on acceptable terms, or at all. See page 19 of our 2025 Annual Report.

•	Seasonal fluctuations in advertising activities could have a material impact on our revenues, cash flow and operating results. See page 20 of our 2025 Annual Report.

•	If we fail to attract, recruit or retain our key personnel including our executive officers, senior management and key employees, our ongoing operations and growth could be affected. See page 20 of our 2025 Annual Report.

•	Unauthorized use of our intellectual property by third parties and expenses incurred in protecting our intellectual property rights may adversely affect our business, reputation and competitive edge. See page 20 of our 2025 Annual Report.

•	Third parties may claim that we infringe their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services. See page 21 of our 2025 Annual Report.

•	We may not have sufficient insurance coverage to cover our potential liability or losses and as a result, our business, financial condition, results of operations and prospects may be materially and adversely affected should any such liability or losses arise. See page 21 of our 2025 Annual Report.

•	Legal claims, government investigations or other regulatory enforcement actions could subject us to civil and criminal penalties. See page 21 of our 2025 Annual Report.

•	We have identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud. See page 21 of our 2025 Annual Report.

•	We face risks related to natural disasters and health epidemics. See page 22 of our 2025 Annual Report.

•	The ongoing effects of COVID-19 in China may have a material adverse effect on our business. See page 22 of our 2025 Annual Report.

Risks Related to Doing Business in China

We face risks and uncertainties related to doing business in the PRC in general, including, but not limited to, the following:

•	Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of the PRC, which could reduce the demand for our products and materially and adversely affect our competitive position. See page 23 of our 2025 Annual Report;

•	Uncertainties regarding interpretation and enforcement of the laws, rules and regulations in China may impose adverse impact on our business, operations and profitability. See page 23 of our 2025 Annual Report;

•	Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC. See page 23 of our 2025 Annual Report;

•	The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and, and cause the value of our Ordinary Shares to significantly decline or be worthless. See page 24 of our 2025 Annual Report;

•	Recent greater oversight by the Cyberspace Administration of China, or the CAC, over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering. See page 26 of our 2025 Annual Report;

•	The Opinions on Severely Cracking Down on Illegal Securities Activities According to Law recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirement in the future. See page 27 of our 2025 Annual Report;

•	Labor Contract Law and other labor-related laws in the PRC may adversely affect our business and our results of operations. See page 27 of our 2025 Annual Report;

•	Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders. See page 28 of our 2025 Annual Report;

•	You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our Ordinary Shares. See page 28 of our 2025 Annual Report;

•	PRC regulation of loans to PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using proceeds from our future financing activities to make loans to our PRC operating subsidiaries, which might adversely affect our liquidity and our ability to fund and expand our business. See page 29 of our 2025 Annual Report;

•	To the extent cash in the business is in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash. See page 30 of our 2025 Annual Report;

•	We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business. See page 30 of our 2025 Annual Report;

•	Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, may limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, may limit the ability of our PRC subsidiaries to distribute profits to us or may otherwise materially and adversely affect us. See page 32 of our 2025 Annual Report;

•	We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations and certain other PRC regulations. See page 32 of our 2025 Annual Report;

•	We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. See page 33 of our 2025 Annual Report;

•	You may have difficulty effecting service of legal process, enforcing judgments or bringing actions against us and our management. See page 34 of our 2025 Annual Report;

•	U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China. See page 34 of our 2025 Annual Report;

•	Our Ordinary Shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting and the cessation of trading of our Ordinary Shares, or the treat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, any inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections. See page 35 of our 2025 Annual Report;

•	We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law. See page 35 of our 2025 Annual Report;

•	Because our business is conducted in RMB and the price of our Ordinary Shares is quoted in the U.S. dollar, changes in the exchange rate between RMB and the U.S. dollar may affect the value of your investments. See page 36 of our 2025 Annual Report;

Risks Related to Our Ordinary Shares

In addition to the risks described above, we are subject to general risks and uncertainties related to our Ordinary Shares and the trading market, including, but not limited to, the following:

•	Shares eligible for future sale may adversely affect the market price of our Ordinary Shares, as the future sale of a substantial amount of outstanding Ordinary Shares in the public marketplace could reduce the price of our Ordinary Shares. See page 36 of our 2025 Annual Report;

•	We cannot assure you that we will declare and distribute any dividends in the future. See page 36 of our 2025 Annual Report;

•	For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies. See page 37 of our 2025 Annual Report;

•	As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders. See page 37 of our 2025 Annual Report;

•	As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards. See page 38 of our 2025 Annual Report;

•	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses. See page 38 of our 2025 Annual Report;

•	The requirements of being a public company may strain our resources and divert management’s attention. See page 38 of our 2025 Annual Report;

•	The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies. See page 39 of our 2025 Annual Report;

•	The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States. For instance, you may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law. See page 39 of our 2025 Annual Report;

•	You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders. See page 40 of our 2025 Annual Report;

•	If we cannot satisfy, or continue to satisfy, the continued listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them. See page 40 of our 2025 Annual Report;

In addition, We are involved in winding-up proceedings in the Cayman Islands, and an adverse outcome could materially and adversely affect the validity of the issuance of the Ordinary Shares by the Company in relation to this offering.

On April 10, 2024, Orient Plus International Limited (the “Petitioner”) filed with the Grand Court of the Cayman Islands a winding up petition (“Petition”), seeking an order that our company be wound up pursuant to section 92(e) of the Cayman Companies Act, claiming that the management of our company have acted unfairly and/or oppressively towards the Petitioner, the other investors and other minority shareholders, and/or the affairs of our company have been conducted with a lack of probity, and the Petitioner and the other investors have justifiably lost confidence in the management of our company. By a summons dated July 10, 2024, our company applied for an order striking out the Petition, which was heard by the court on October 17, 2024. The court dismissed the summons on October 30, 2024. The legal proceedings are currently ongoing. As of the date of this report, the parties are in the midst of discovery. Our company believes that the Petition is without any merit and intends to defend the matter vigorously. This legal proceeding may continue for an extended period of time, and we cannot predict their outcome.

Pursuant to section 99 of the Cayman Companies Act, when a winding-up order has been made, any disposition of the company’s property and any transfer of shares or alteration in the status of the company’s members made after the commencement of the winding-up (i.e., the date when the Petition was first filed) is void, unless the Grand Court of the Cayman Islands otherwise orders. The Company does not plan to obtain a validation order and if this proceeding is determined adversely and a winding-up order is made against the Company, the issuance and allotment of the Ordinary Shares by the Company in relation to this offering under this Registration Statement would be rendered void and the register of members of the Company shall revert to the position as at the date of the presentation of the winding-up petition.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	although, effective March 18, 2026, our directors and executive officers are subject to the reporting requirements of Section 16(a) of the Exchange Act, we remain exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the related rules.

Implications of Being an Emerging Growth Company

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Summary of Financial Information

The following table sets forth a summary of our condensed consolidated results of operations for the periods presented, both in absolute amount and as a percentage of the total revenues for the periods presented.

	For the years ended		For the years ended
	December 31, 2025		December 31, 2024
	Amount	Percentage of Revneue	Amount	Percentage of Revneue
Revenues	$568,993	100%	$624,087	100%
Cost of revenues	(497,610)	(87)%	(433,488)	(69)%
Gross profit	71,383	13%	190,599	31%

Operating expenses
Selling and marketing expenses	(259,864)	(46)%	(405,345)	(65)%
General and administrative expenses	(4,022,720)	(707)%	(3,521,692)	(564)%
Provision for doubtful accounts	(3,244,489)	(570)%	(23,009,903)	(3,687)%
Impairment of deposit due from a third party	(2,782,609)	(489)%	—	—
Total operating expenses	(10,309,682)	(1,812)%	(26,936,940)	(4,316)%

Loss from operations	(10,238,299)	(1,779)%	(26,746,341)	(4,285)%

Other income (expenses)
Interest expense, net	(12,137)	(2)%	(135,164)	(22)%
Changes in fair value of short-term investments	17,752	3%	473,361	76%
Subsidy income	—	—	14,896	2%
Other expenses, net	(1,788,270)	(314)%	(477,986)	(77)%
Total other expenses, net	(1,782,655)	(313)%	(124,893)	(21)%

Loss before income taxes	(12,020,954)	(2,112)%	(26,871,234)	(4,306)%
Income tax expense	(695)	0%	—	—
Net loss	$(12,021,649)	(2,112)%	$(26,871,234)	(4,306)%

Recent Development

PIPE Transactions

On June 5, 2026, the Company entered into a subscription agreement with certain investors for the issuance and sale of an aggregate of 25,000,000 ordinary shares, par value US$0.0096 per share (the “Ordinary Shares”), for aggregate consideration of approximately US$12.54 million. The shares consist of 24,880,018 Ordinary Shares issued at US$0.492 per share and 119,982 Ordinary Shares issued at US$2.46 per share. The closing of the transaction is expected to occur on a date mutually agreed by the Company and the investors. The shares are being issued in an offshore transaction in reliance on Regulation S under the Securities Act and have not been registered under the Securities Act or applicable state securities laws. Each investor has represented that it is not a “U.S. Person” under Regulation S. Upon closing, the Company is expected to have 26,534,487 Ordinary Shares issued and outstanding.

On July 9, 2026, the Company entered into a subscription agreement with ANRUITAI INVESTMENT LIMITED, the Company’s original principal shareholder, for the issuance and sale of 1,280,000 Ordinary Shares at US$0.52 per share, for aggregate consideration of US$665,600. The closing is expected to occur on a date mutually agreed by the Company and the investor. The shares are being issued in an offshore transaction in reliance on Regulation S under the Securities Act and have not been registered under the Securities Act or applicable state securities laws. Upon closing, the investor is expected to again become the Company’s principal shareholder, and the Company is expected to have 33,114,487 Ordinary Shares issued and outstanding.

High West Partners Transaction

On July 10, 2026, the Company entered into a securities purchase agreement with High West Partners LLC (“HW”), pursuant to which the Company could, in its sole discretion, issue and sell to HW up to US$30 million of Ordinary Shares from time to time. On July 24, 2026, the Company filed an amendment to its prospectus supplement dated July 13, 2026 to amend and restate certain sections relating to the HW transaction and the plan of distribution to conform the pricing terms to the securities purchase agreement. On August 11, 2026, the Company delivered a termination notice to HW, which HW acknowledged on the same date. The termination became effective on August 12, 2026, and the offering was terminated. Prior to termination, the Company had sold or issued an aggregate of 255,328 Ordinary Shares to HW under the securities purchase agreement. The proceeds for sales of 255,328 Ordinary Shares was $172,070.78.

Share Incentive Plan

On June 17, 2026, our board of directors adopted the 2026 Share Incentive Plan, under which a maximum of 5,300,000 Ordinary Shares were reserved and made available for issuance pursuant to awards granted under the plan. On June 18, 2026, the Company filed a registration statement on Form S-8 (File No. 333-296887) to register the 5,300,000 Ordinary Shares reserved and available for issuance under the 2026 Share Incentive Plan. The 5,300,000 Ordinary Shares so reserved were issued on June 18, 2026.

Strategic Transactions

On August 17, 2026, the Company announced that it had entered into a strategic acquisition memorandum of understanding with Blue Intelligence Cloud Innovation Technology (Beijing) Co., Ltd., pursuant to which the Company proposes to acquire a 40% equity interest in such entity. The Company subsequently furnished a corrected version of the related press release on August 18, 2026 to correct an inadvertent error in the description of the Company; no other changes were made to the press release. On August 20, 2026, the Company announced that it had entered into a strategic cooperation memorandum of understanding with 58.com Group.

Proposed Transfer of Receivables and Related Assets

Beginning August 21, 2026, certain subsidiaries of the Company commenced public listings on the Beijing Equity Exchange for the proposed transfer of certain long-aged accounts receivable and one prepaid account, with an aggregate book balance of RMB226.2 million (approximately US$33.4 million) as of April 30, 2026. The assets were appraised at an aggregate value of RMB8.6 million (approximately US$1.3 million), and the initial transfer floors under the four public listings totaled RMB8.6 million. The public listings do not themselves effect any transfer of the assets, and no purchaser has been selected as of the date hereof. Any transfer remains subject to completion of the applicable listing and purchaser-selection procedures, execution of definitive documentation, payment of the purchase price and completion of applicable settlement procedures. There can be no assurance that any proposed transfer will be completed or that the final transfer price will equal or exceed the applicable initial transfer floor.

Corporate Information

Our principal executive office is located at East Floor 5, Building No. 8, Xishanhui, Shijingshan District Beijing, People’s Republic of China. Our telephone number at this address is +86 010-82088021. Our registered office in the Cayman Islands is located at Ascentium (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above. We maintain a corporate website at http://ir.bsacme.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE 19711.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risk factors discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks and uncertainties discussed under the heading “Risk Factors” in our 2025 Annual Report, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

 CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s), information incorporated by reference, or free writing prospectus.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and do not purport to be complete. References are made to our amended and restated memorandum and articles of association, adopted by a special resolution on July 20, 2020 and effective on February 10, 2021, which are filed as an exhibit to the registration statement of which this prospectus is a part.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and our affairs are governed by our Amended and Restated Memorandum and Articles of Association, as amended and restated from time to time, and Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act or the Cayman Companies Act below, and the common law of the Cayman Islands.

The following are summaries of material provisions of our Amended and Restated Memorandum and Articles of Association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Ordinary Shares

As approved by an ordinary resolution passed on 28 September 2023, our authorized share capital is US$9,600,000 divided into 1,000,000,000 Ordinary Shares, par value $0.0096 per share. All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of the funds of our Company lawfully available therefor. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote per Ordinary Share. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the consent in writing of all of the holders of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The necessary quorum shall be one or more persons holding or representing by proxy at least one-third in nominal or par value amount of the issued shares of the relevant class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum).

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights conferred upon the holders of the shares of any class issued shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Alteration of Share Capital

Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital and any capital redemption reserve in any manner authorized by law.

Liquidation

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 calendar days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time, the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 calendar days of the date or other longer period as specified in the notice on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any capital call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of Ordinary Shares complies with applicable rules of Nasdaq, a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Where the Ordinary Shares in question are not listed on or subject to the rules of Nasdaq, our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Shares are to be transferred does not exceed four; and

(e)	a fee of such maximum sum as Nasdaq may determine to be payable, or such lesser sum as the Directors may from time to time require, is paid to the Company in respect thereof.

If our directors refuse to register a transfer, they are required, within two months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on prior notice being given in compliance with the applicable rules of Nasdaq, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register of members may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records (other than the memorandum and the articles, any special resolutions passed by such companies and the registers of mortgages and charges of such companies). The Registrar of Companies of the Cayman Islands shall make available the list of the names of the current directors of the Company (and where applicable the current alternate directors of the Company) for inspection by any person upon payment of a fee by such person.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of two or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than one-third (1/3) of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 7 calendar days’ notice of general meetings shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least two-thirds (2/3rd) of the voting rights of all those who have a right to vote in the case of an extraordinary general meeting, and by all the shareholders in the case of an annual general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for fourteen calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by any or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Anti-Takeover Provisions

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company

We are an exempted company with limited liability incorporated under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;
•	is not required to open its register of members for inspection;
•	does not have to hold an annual general meeting;
•	may issue shares with no par value;
•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	may register as a limited duration company; and
•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares in the United States is Transhare Corporation, with a mailing address of Bayside Center 1, 17755 North US Highway 19, Suite 140, Clearwater, FL 33764.

Listing

Our Ordinary Shares are listed on Nasdaq under the symbol “BAOS.”

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office until the expiration of his or her term or until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he/she is prohibited by the laws of the Cayman Islands from acting as a director;

(b)	he/she is made bankrupt or makes an arrangement or composition with his/her creditors generally;

(c)	he/she resigns his/her office by notice to us;

(d)	He/she only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he/she is being treated he becomes physically or mentally incapable of acting as a director;

(f)	He/she is removed from office pursuant to the articles;

(g)	He/she is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he/she is absent from meetings of directors for three consecutive meetings.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our Amended and Restated Memorandum and Articles of Association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. To the extent allowed by the Cayman Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Our board of directors has established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

•	the names and addresses of our shareholders, together with a statement of the shares held by each shareholder, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each shareholder; (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a shareholder; and

•	the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.	As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.’

Limitations on Personal Liability of Directors	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.	The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of Officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our amended and restated articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

 No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Interested Directors	Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

Cayman Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	Cayman Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	No cumulative voting for the election of directors unless so provided in the memorandum and articles of association.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.	Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that: (a) the statutory provisions as to the required majority vote have been met; (b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class; (c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and (d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge: (a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders; (b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and (c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Inspection of Corporate Records	Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies and a list of current directors of such companies) of the company. However, these rights may be provided in the company’s memorandum and articles of association.

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.	The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Approval of Corporate Matters by Written Consent	Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.	Cayman Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	Cayman Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association. Please see above.

Restructuring

A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a) is or is likely to become unable to pay its debts; and

(b) intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed

Dissolution; Winding Up	Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.	Under the Cayman Companies Act and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

History of Share Capital

Unless expressly indicated herein to the contrary, the share and pricing information under “History of Share Capital” reflects the actual share and pricing information at the time of the events in chronological order, without taking retroactive effect of subsequent share consolidations.

We were incorporated in the Cayman Islands as an exempted company with limited liability on December 4, 2018. We have issued the following Ordinary Shares to certain founding shareholders.

Purchaser	Date of Issuance	Securities	Consideration
An Rui Tai BVI	December 4, 2018	660 Ordinary Shares	US$0.33
Deng Guan BVI	December 4, 2018	460 Ordinary Shares	US$0.23
PBCY Investment	December 4, 2018	600 Ordinary Shares	US$0.30
EJAM BVI	December 4, 2018	200 Ordinary Shares	US$0.10
Everlasting Innovation	December 4, 2018	80 Ordinary Shares	US$0.04
Etone Investment	May 13, 2019	40 Ordinary Shares	HK$14 million (US$1,797,731)
An Rui Tai BVI	July 6, 2020	6,599,340 Ordinary Shares	US$3,299.67
Deng Guan BVI	July 6, 2020	4,599,540 Ordinary Shares	US$2,299.77
PBCY Investment	July 6, 2020	5,999,400 Ordinary Shares	US$2,999.70
EJAM BVI	July 6, 2020	1,999,800 Ordinary Shares	US$999.90
Everlasting Innovation	July 6, 2020	799,920 Ordinary Shares	US$399.96
Etone Investment	July 6, 2020	399,960 Ordinary Shares	US$199.98
Orient Plus International Limited	March 18, 2021	784,314 Ordinary Shares and 784,314 Warrants	US$4,000,000
Union Hi-Tech Development Limited	March 18, 2021	1,176,470 Ordinary Shares and 1,176,470 Warrants	US$6,000,000

On July 6, 2020, our shareholders and board of directors approved (i) a forward split of our outstanding Ordinary Shares at a ratio of 20-for-1 share, and (ii) an increase in our authorized shares to 100 million Ordinary Shares. Unless otherwise indicated, all references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the forward split of our Ordinary Shares as if it had occurred at the beginning of the earlier period presented.

On July 6, 2020, we issued 6,599,340 Ordinary Shares to An Rui Tai BVI for a consideration of $3,299.67, 4,599,540 Ordinary Shares to Deng Guan BVI for a consideration of $2,299.77, 5,999,400 Ordinary Shares to PBCY Investment for a consideration of $2,999.70, 1,999,800 Ordinary Shares to EJAM BVI for a consideration of $999.90, 799,920 Ordinary Shares to Everlasting Innovation for a consideration of $399.96, and 399.960 Ordinary Shares to Etone Investment for a consideration of $199.98.

On March 18, 2021, pursuant to a Securities Purchase Agreement dated March 17, 2021, we issued 784,314 Ordinary Shares and 784,314 Warrants for a consideration of $4,000,000 to Orient Plus International Limited, and 1,176,470 Ordinary Shares and 1,176,470 Warrants for a consideration of $6,000,000 to Union Hi-Tech Development Limited. One Warrant included the right to purchase one half of one Ordinary Share at an exercise price of $5.61 per Ordinary Share. A Warrant may be exercised at any time on or after March 18, 2021 and on or prior to 5:00 p.m. (New York City time) on September 18, 2026 but not thereafter. Giving effect to a share consolidation at a ratio of one-for-three and one fifth (3.2) ordinary shares effective on May 24, 2022 and a share consolidation at a ratio of one-for-six (6) ordinary shares effective on March 21, 2023, the 1,960,784 Warrants were consolidated to 112,610 Warrants with each to purchase one half of one ordinary share at an exercise price of $107.71 per ordinary share. The holders of Warrants are granted with registration rights. If at any time after the six-month anniversary of March 18, 2021, there is no effective registration statement registering, or no current prospectus available for the issuance of the warrant shares to the holder and the resale of the warrant shares, then the Warrants may also be exercised, in whole or in part, at such time by means of “cashless exercise”. The Warrants are subject to adjustments in the event of 1) stock dividends and splits, 2) subsequent right offerings, 3) pro rata dilutions and 4) fundamental transactions. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants. As of the date of this prospectus, no Warrants have been exercised.

As of the March 18, 2021, our authorized share capital consisted of $50,000 divided into 100,000,000 Ordinary Shares, par value $0.0005 per share.

On April 28, 2022, we held an annual general meeting of shareholders, during which the shareholders approved a proposal to effect a share consolidation of the Company’s 100,000,000 ordinary shares, par value US$0.0005 per share, in the Company’s issued and unissued share capital at a ratio of one-for-three and one fifth such that each 3.2 ordinary shares were combined into one ordinary share of the Company with a par value of US$0.0016. As a result of such share consolidation effective on May 24, 2022, our authorized share capital was US$50,000 divided into 31,250,000 ordinary shares of par value of US$0.0016 each.

On March 6, 2023, we held an annual general meeting of shareholders, during which the shareholders approved the proposals: (i) to approve an increase of authorized share capital of the Company from US$50,000 divided into 31,250,000 ordinary shares of a par value US$0.0016 each to US$60,000 divided into 37,500,000 ordinary shares of a par value US$0.0016 each; and (ii) to effect a share consolidation of each six ordinary shares with par value of US$0.0016 each in our issued and unissued share capital into one ordinary share with par value of US$0.0096 each. Such share consolidation became effective on March 21, 2023, and the ordinary shares began trading on a post-share consolidation basis on the Nasdaq Capital Market when the market opened on March 22, 2023 under the same symbol “BAOS” but under a new CUSIP number of G08908124. Immediately following the share consolidation, the authorized share capital of the Company became US$60,000.00 divided into 6,250,000 ordinary shares of par value of US$0.0096 each.

On 28 September, 2023, we held an extraordinary general meeting of shareholders, during which the shareholders approved the proposals to increase the authorized share capital of the Company from US$60,000 divided into 37,500,000 ordinary shares of a par value US$0.0016 each to US$9,600,000 divided into 1,000,000,000 ordinary shares of a par value US$0.0096 each.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

DESCRIPTION OF ORDINARY SHARES

We may issue our Ordinary Shares either alone or underlying other securities convertible into or exercisable or exchangeable for our Ordinary Shares.

Holders of our Ordinary Shares are entitled to certain rights and subject to certain conditions as set forth in our amended and restated memorandum and articles of association and the Companies Act. See “Description of Share Capital.”

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities which may or may not be converted into our Ordinary Shares. We may issue the debt securities independently or together with any underlying securities, and debt securities may be attached or separate from the underlying securities. In connection with the issuance of any debt securities, we do not intend to issue them pursuant to a trust indenture upon reliance of Section 304(a)(8) of the Trust Indenture Act and Rule 4a-1 promulgated thereunder.

The following description is a summary of selected provisions relating to the debt securities that we may issue. The summary is not complete. When debt securities are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the debt securities as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of debt securities in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific debt securities document or agreement. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of warrants. See “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” below for information on how to obtain a copy of a debt securities document when it is filed.

When we refer to a series of debt securities, we mean all debt securities issued as part of the same series under the applicable indenture.

Terms

The applicable prospectus supplement, information incorporated by reference, or free writing prospectus, may describe the terms of any debt securities that we may offer, including, but not limited to, the following:

•	the title of the debt securities;

•	the total amount of the debt securities;

•	the amount or amounts of the debt securities will be issued and interest rate;

•	the conversion price at which the debt securities may be converted;

•	the date on which the right to convert the debt securities will commence and the date on which the right will expire;

•	if applicable, the minimum or maximum amount of debt securities that may be converted at any one time;

•	if applicable, a discussion of material federal income tax consideration;

•	if applicable, the terms of the payoff of the debt securities;

•	the identity of the indenture agent, if any;

•	the procedures and conditions relating to the conversion of the debt securities; and

•	any other terms of the debt securities, including terms, procedure and limitation relating to the exchange or conversion of the debt securities.

Form, Exchange, and Transfer

We may issue the debt securities in registered form or bearer form. Debt securities issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the debt securities represented by the global security. Those investors who own beneficial interests in global debt securities will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue debt securities in non-global form, i.e., bearer form. If any debt securities are issued in non-global form, debt securities certificates may be exchanged for new debt securities certificates of different denominations, and holders may exchange, transfer, or convert their debt securities at the debt securities agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference or free writing prospectus.

Prior to the conversion of their debt securities, holders of debt securities convertible for Ordinary Shares will not have any rights of holders of Ordinary Shares, and will not be entitled to dividend payments, if any, or voting rights of the Ordinary Shares.

Conversion of Debt Securities

A debt security may entitle the holder to purchase, in exchange for the extinguishment of debt, an amount of securities at a conversion price that will be stated in the debt security. Debt securities may be converted at any time up to the close of business on the expiration date set forth in the terms of such debt security. After the close of business on the expiration date, debt securities not exercised will be paid in accordance with their terms.

Debt securities may be converted as set forth in the applicable offering material. Upon receipt of a notice of conversion properly completed and duly executed at the corporate trust office of the indenture agent, if any, or to us, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the debt security represented by such security is converted, a new debt security will be issued for the remaining debt security.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our securities. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following description is a summary of selected provisions relating to the warrants that we may issue. The summary is not complete. When warrants are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the warrants as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of warrants in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, if applicable. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of warrants. See “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” below for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

The applicable prospectus supplement, information incorporated by reference, or free writing prospectus, may describe the terms of any warrants that we may offer, including, but not limited to, the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the price or prices at which the warrants may be exercised;

•	the currency or currencies that investors may use to pay for the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material federal income tax considerations;

•	if applicable, the terms of redemption of the warrants;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Warrant Agreement

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company, or other financial institution as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms.

Form, Exchange, and Transfer

We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus.

Prior to the exercise of their warrants, holders of warrants exercisable for Ordinary Shares will not have any rights of holders of Ordinary Shares and will not be entitled to dividend payments, if any, or voting rights of the Ordinary Shares.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement, information incorporated by reference, or free writing prospectus. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable offering material. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable offering material.

Warrants may be exercised as set forth in the applicable offering material. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable offering material, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies, or other financial institutions, as rights agent, which we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters, or dealers, or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units composed of any combination of our securities. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of units in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to the unit agreement, collateral arrangements, and depositary arrangements, if applicable. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of units. See “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” below for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information incorporated by reference, or free writing prospectus may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Share Capital,” “Description of Ordinary Shares,” “Description of Debt Securities,” “Description of Warrants,” and “Description of Rights” above, will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will describe the terms of the offering, including the following information, if applicable:

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the name or names of any dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any offering price to the public;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through underwriter or dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

Direct sales and sales through agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed delivery contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market making, stabilization and other transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative transactions and hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

TAXATION

Material income tax consequences relating to the purchase, ownership, and disposition of the securities offered by this prospectus are set forth in “Item 10. Additional Information—E. Taxation” in our 2025 Annual Report, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act that are incorporated by reference and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

Notwithstanding the above, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

EXPENSES

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee		$27,643.80	(1)
Financial Industry Regulatory Authority fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a report of foreign private issuer on Form 6-K that is incorporated by reference into this registration statement. Estimated solely for this item. Actual expenses may vary.

(1)	Pursuant to Rule 415(a)(6) the Securities Act, the securities registered pursuant to this registration statement include $99,827,633.62 of unsold securities previously registered on the Company’s Registration Statement on Form F-3 (File No. 333-273720) filed with the Securities and Exchange Commission on August 4, 2023 and declared effective on September 26, 2023 (the “Prior Registration Statement”). The filing fees previously paid in connection with such unsold securities will continue to be applied to such unsold securities and the Company paid an additional fee of $27,643.80 in connection with the filing of this Registration Statement. This Registration Statement is being filed to replace the Prior Registration Statement prior to its expiration.

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Incorporation of Documents by Reference” below.

MATERIAL CHANGES

Except as otherwise described in our 2025 Annual Report, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since December 31, 2025.

LEGAL MATTERS

We are being represented by CFN Lawyers LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law are passed upon for us by Appleby, our counsel as to Cayman Islands law. Legal matters as to PRC law are passed upon for us by ANLI Partners Law Offices, LLP (Tianjin). If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements incorporated by reference in this prospectus for the fiscal year ended December 31, 2025 have been audited by GGF CPA LTD, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of GGF CPA LTD is located at Room 2112, Building A1, No.2 Jinxin Street, Liwan District, Guangzhou, Guangdong, China.

The financial statements incorporated by reference in this prospectus for the fiscal years ended December 31, 2023 and 2024 have been audited by YCM CPA INC., an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of YCM CPA INC. was located at 4482 Barranca Parkway, Suite 239, Irvine, California.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the United States.

Substantially all of our assets are located in the PRC. In addition, all of our directors and officers reside in China, including our chief executive officer and chairwoman of the board, Lina Jiang, our chief financial office, Chenfang Zhai, and our directors, Lei Cai, Jian Zhang, and Chenxi Fang, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Appleby, our counsel with respect to the laws of the Cayman Islands, and ANLI Partners Law Offices, LLP (Tianjin), our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Appleby has further advised us that there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction, without retrial on of the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. Appleby has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

ANLI Partners Law Offices, LLP (Tianjin), our counsel with respect to PRC laws, has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. ANLI Partners Law Offices, LLP (Tianjin) has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information electronically filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and and 10% principal shareholders are exempt from the reporting provisions contained in Section 16 of the Exchange Act. In addition, our executive officers and directors are exempt from the short-swing profit recovery provisions under Section 16(b) of the Exchange Act, but are subject to beneficial ownership reporting requirements under Section 16(a) of the Exchange Act unless an exemption applies. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents:

(1)	our annual report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026;

(2)	our Reports on Form 6-K filed with the SEC on May 18, 2026, June 4, 2026, June 10, 2026, July 9, 2026, July 13, 2026, July 15, 2026, July 20, 2026, August 11, 2026, August 18, 2026, August 20, 2026, August 25, 2026, August 27, 2026, September 2, 2026 (Accession No. 0001104659-26-104754), and September 2, 2026 (Accession No. 0001104659-26-104779);;

(3)	the description of our Ordinary Shares contained in our registration statement on Form 8-A, filed with the SEC on February 1, 2021, and any amendment or report filed for the purpose of updating such description;

(4)	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

(5)	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Our 2025 Annual Report contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those document unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Baosheng Media Group Holdings Limited

East Floor 5, Building No. 8, Xishanhui

Shijingshan District, Beijing 100041

People’s Republic of China

+86-010-82088021

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Companies Act of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against dishonesty, willful default, wilful neglect or fraud or the consequences of committing a crime. Our currently effective amended and restated articles of association provide that, to the extent permitted by Cayman Islands law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, wilful default or wilful neglect.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Under the indemnification agreements with our directors and executive officers, the form of which was filed as Exhibit 4.1 to our Form 20-F, as amended (File No. 001-42544), we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Any underwriting agreement entered into in connection with an offering of our securities may also provide for indemnification of us and our officers and directors in certain cases.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We also maintain a directors and officers liability insurance policy for our directors and officers.

ITEM 9. EXHIBITS

See Exhibit Index beginning on page II-4 of this registration statement.

ITEM 10. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 1.1 to our annual report on Form 20-F for the fiscal year ended December 31, 2023 (File No. 001-39977), filed with the SEC on May 15, 2024)
4.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 2.1 to our 2022 Annual Report on Form 20-F, filed with the SEC on May 8, 2023)
4.2*	Form of Debt Security
4.3*	Form of Warrant Agreement and Warrant Certificate
4.4*	Form of Right Agreement and Right Certificate
4.5*	Form of Unit Agreement and Unit Certificate
4.6*	Form of indenture with respect to senior debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any
4.7*	Form of indenture with respect to subordinated debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any
5.1	Opinion of Appleby regarding the validity of the securities being registered
8.1	Opinion of Appleby regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2	Opinion of ANLI Partners Law Offices, LLP (Tianjin) regarding certain PRC law matters
23.1	Consent of GGF CPA LTD, an independent registered public accounting firm
23.2	Consent of YCM CPA INC., an independent registered public accounting firm
23.3	Consent of Appleby (included in Exhibit 5.1)
23.4	Consent of ANLI Partners Law Offices, LLP (Tianjin) (included in Exhibit 8.2)
24.1	Power of attorney (included on signature page hereof)
25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee under the Senior Debt Securities Indenture
25.2**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee under the Subordinated Debt Securities Indenture
107	Calculation of Filing Fee Table

*	To be filed, if applicable, by amendment or as an exhibit to a report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

**	To be filed, if necessary, on electronic Form 305b2 pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China on September 3, 2026.

Baosheng Media Group Holdings Limited

By:	/s/ Lina Jiang
Name:	Lina Jiang
Title:	Chairwoman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Lina Jiang as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registration statement has been signed by the following persons on September 3, 2026 in the capacities indicated.

Signature	Title

/s/ Lina Jiang	Chairwoman of the Board and Chief Executive Officer
Lina Jiang	(Principal Executive Officer)

/s/ Chenfang Zhai	Chief Financial Officer
Chenfang Zhai	(Principal Accounting and Financial Officer)

/s/ Lei Cai	Director
Lei Cai

/s/ Jian Zhang	Director
Jian Zhang

/s/ Chenxi Fang	Independent Director
Chenxi Fang

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Baosheng Media Group Holdings Limited has signed this registration statement or amendment thereto in Newark, Delaware on September 3, 2026.

Authorized U.S. Representative
Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director